Exhibit 10.1

LOAN AGREEMENT

by and among

THRIVENT FINANCIAL FOR LUTHERANS, as Lender,

and

SEALY GARDNER AVENUE, L.L.C., SEALY SOUTH GREEN ROAD, L.L.C., SEALY COMMERCIAL DRIVE II, L.L.C., SEALY PEDERSON ROAD, L.L.C., SEALY CROSSROADS L, L.L.C., SEALY STATELINE K, L.L.C., and SEALY NORTHPOINT ONE, L.L.C., collectively, as Borrowers

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made as of September 11, 2025, by and among SEALY GARDNER AVENUE, L.L.C., SEALY SOUTH GREEN ROAD, L.L.C., SEALY COMMERCIAL DRIVE II, L.L.C., SEALY PEDERSON ROAD, L.L.C., SEALY CROSSROADS L, L.L.C., SEALY STATELINE K, L.L.C., and SEALY NORTHPOINT ONE, L.L.C., each a Georgia limited liability company (each a “Borrower”; collectively, jointly and severally, “Borrowers”), and THRIVENT FINANCIAL FOR LUTHERANS, a Wisconsin corporation (“Lender”).

WITNESSETH:

WHEREAS, pursuant to the Application/Commitment (as hereinafter defined), Borrowers applied to Lender for a loan in the principal amount of One Hundred Five Million Two Hundred Twenty Thousand Dollars ($105,220,000.00) (the “Loan”), which Loan is to be secured by among other things, first-lien deeds of trust and mortgages encumbering the Premises (as hereinafter defined); and

WHEREAS, Lender has agreed to make the Loan, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.
DEFINED TERMS. The following terms shall have the following meanings:

12914 Stateline Site: 12914 Stateline Road, Olive Branch, Mississippi, containing approximately 18.2 acres of land and is improved with one existing industrial warehouse building comprising of approximately 241,994 square feet.

1660 Stateline Site: 1660 Stateline Road, Southaven, Mississippi, containing approximately 19.8 acres of land and is improved with one existing industrial warehouse building comprising of approximately 347,604 square feet.

Allocated Loan Amount: The amount of the Loan allocated to each Site as calculated at any time by multiplying the then outstanding principal balance of the Loan by the Allocated Loan Percentage of such Site as of the date of such calculation.

Allocated Loan Percentage: The percentage of the Loan allocated to each Site as set forth in Article 4 hereof.

AML Laws: All federal anti-money laundering laws and regulations, including 18 U.S.C. §§ 1956 and 1957, as amended.

Application/Commitment: Collectively, Borrowers’ Application for the Loan dated July 15, 2025 and Lender’s acceptance thereof as a Commitment dated July 30, 2025.

Appraisal: An appraisal prepared by a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Standards Board of the Appraisal Foundation. The appraiser shall use assumptions and limiting conditions reasonably established by Lender, and the appraisal shall be in conformity with Lender’s then-current appraisal guidelines, all laws and regulations applicable to Lender and the requirements of the Application/Commitment.

Assignment of Rents: Collectively, the assignments of leases and rents from each Borrower in favor of Lender of even date herewith, assigning to Lender all rents, leases and income from the Premises.

Commercial Drive Site: 6356 Commercial Drive, Olive Branch, Mississippi, containing approximately 11.3 acres of land and is improved with one existing industrial warehouse building comprising of approximately 217,040 square feet.

Control, Controlled by or Controlling: The ability to, directly or indirectly through one or more intermediaries, direct the management and policies of the subject entity and conduct the day-to-day business operations of such entity without the requirement of consent of any other party.

Debt Service Coverage Ratio: the ratio of the Net Operating Income to the annual debt service on the Loan (i.e., the then annual interest payable on the Loan and not including any of the principal balance or any amortization thereof), as determined by Lender in its sole discretion.

Default Rate: The meaning given to such term in the Note.

Environmental Indemnity: The environmental indemnity agreement of even date herewith executed by Borrowers and Guarantor in favor of Lender, covering the Premises.

Executive Order and Patriot Act: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and Public Law 107-56, known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).

Event of Default: The meaning set forth in Section 7.1 of this Agreement.

Gardner Ave Site: 7601 Gardner Ave, Kansas City, Missouri, containing approximately 4 acres of land and is improved with one existing industrial warehouse building comprising a total of approximately 70,300 square feet.

Green Road Site: 15801 South Green Road, Olathe, Kansas, containing approximately 45.3 acres of land and is improved with one existing industrial warehouse building comprising approximately 569,584 square feet.

Guarantor: Sealy Industrial Partners IV OP, LP, a Georgia limited partnership.

Guaranty: The Guaranty of even date herewith from Guarantor in favor of Lender.

Improvements: All improvements now or hereafter located on any Site.

Include or including: Including but not limited to.

Lease: any lease or other occupancy agreement for all or any portion of any Site between a Borrower, as landlord, and any other party, as tenant.

Lists: The list of Specially Designated Nationals or Blocked Persons maintained by OFAC and available on the website of the U.S. Department of the Treasury from time to time.

Loan Documents: This Agreement, the Note, the Security Instrument, the Assignment of Rents, the Environmental Indemnity, the Guaranty, and all other documents and instruments given to Lender from time to time in connection with or to evidence or secure the Loan; provided, however, that the Environmental Indemnity is not secured by the Security Instrument.

LTV: means a percentage, determined by dividing the aggregate outstanding Loan balance at a point in time by the aggregate value of the Property (as determined by Lender, in its sole discretion, based on Lender’s internal underwriting standards) at that point in time.

Net Operating Income: means with respect to any Site (or Substitute Site or the Premises, as applicable), the difference between:

(A) gross rent (minimum rent and all reimbursements for operating expenses and real estate taxes, but excluding any one-time payments for items, such as, for example, construction reimbursements) from third-party tenants in occupancy at the Substitute Site for the next twelve months, revenues, expense reimbursements and all other income, of any kind and nature and from whatever source, generated by the Premises, determined in accordance with GAAP, provided such income is in the nature of rent and license fees for occupancy of real estate, but without taking into account extraordinary revenues (including, but not limited to lease termination payments, security deposits and insurance or condemnation proceeds) or revenue related to cell tower, solar, billboard, or roof uses, but specifically including any business interruption and/or rent insurance proceeds, less;

(B) all customary third-party operating expenses for the Substitute Site paid by Borrower for the preceding 12-months, including, without limitation, cleaning, utilities, landscaping, repairs, management fees equal to the greater of 3.0% per annum of the effective gross income (which is generally defined as gross potential rents at 100% occupancy plus expense recoveries at 100% occupancy plus miscellaneous income less actual economic vacancy) or the actual management fees paid, fixed expenses (such as insurance, real estate taxes, and other assessments such as sewer rents), and a reserve for capital expenditures of $0.10 per square foot; provided that the following shall not be considered operating expenses: all expenses for general corporate, overhead and administrative expenses of Borrower; expenses related to Borrower or its principals; capital improvements and replacements; debt service and depreciation or amortization of capital expenditures; and other similar non-cash items,

all as determined by Lender in its reasonable discretion.

Northpoint Site: 20099 North East Street, Indianapolis, Indiana, containing approximately 16.4 acres of land and is improved with one existing industrial warehouse building comprising of approximately 182,000 square feet.

Note: The Promissory Note of even date herewith in the original principal amount of $105,220,000.00 executed by Borrowers in favor of Lender.

Notice Addresses:

If to Borrowers: Sealy Gardner Avenue, L.L.C.,

Sealy South Green Road, L.L.C.,

Sealy Commercial Drive II, L.L.C.,

Sealy Pederson Road, L.L.C.,

Sealy Crossroads L, L.L.C.,

Sealy Stateline K, L.L.C., and

Sealy NorthPoint One, L.L.C.

c/o Sealy & Company, LLC
333 Texas Street, Suite 1050
Shreveport, Louisiana 71101
Attn: Mark P. Sealy

with a copy to: Morris, Manning & Martin, LLP

3343 Peachtree Road, NE, 1600 Atlanta Financial Center

Atlanta , GA 30326

Attn: Christina M. Graham, Esq.

If to Lender: Thrivent Financial For Lutherans

901 Marquette Avenue, Suite 2500
Minneapolis, MN 55402

Attn.: Mortgage Investments

with a copy to: Seyfarth Shaw LLP

2323 Ross Ave #1660

Dallas, TX 75201

Attn.: Amy Simpson, Esq.

OFAC: The Office of Foreign Assets Control of the United States Department of the Treasury.

Pederson Road Site: 574 Pederson Road, Houston, Texas, containing approximately 22.75 acres of land and is improved with one existing industrial warehouse building comprising of approximately 343,760 square feet.

Phase I: A Phase I environmental report, which report is in conformance with the most current version of ASTM “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process”, ASTM International and Lender’s then-current environmental report guidelines, and which is performed by an independent, licensed, and qualified environmental engineer. Such environmental engineer must be acceptable to Lender and licensed, bonded and insured in accordance with applicable laws and regulations.

Proceedings: The meaning set forth in Section 9.11 of this Agreement.

Premises: Collectively, the Sites and all Improvements located thereon.

Responsible Individual: An individual with significant responsibility to Control, manage, or direct any Borrower.

Security Instrument: Collectively, the first lien deeds of trust and mortgages securing the Loan and encumbering each Site.

Site: Individually, any of the 12914 Stateline Site, the 1660 Stateline Site, the Gardener Ave Site, the Green Road Site, the Northpoint Site, the Pederson Road Site, or the Commercial Drive Site.

Verified Customer: A proposed transferee(s) with whom Lender, after performing such “know your customer”, FINCEN CDD, CTR, AML, OFAC, and other applicable searches as Lender requires to confirm, among other things, that such transferee(s) have not committed any crimes, are not in violation of the Executive Order, the Patriot Act, or any other federal laws pertaining to money laundering or terrorism, or named on any List, can engage in a business relationship in compliance with all applicable law and Lender’s then-current compliance policies.

Defined terms may be used in the singular or the plural. When used in the singular preceded by “a,” “an,” or “any,” such term shall be taken to indicate one or more members of the relevant class. When used in the plural, such term shall be taken to indicate all members of the relevant class.

2.
RESTRICTIONS ON TRANSFERS.
2.1
Prohibition on Transfers. Except for Permitted Transfers (as hereinafter defined), any sale, transfer, assignment, pledge, mortgage, or hypothecation of the Premises or any interest therein by Borrowers without Lender’s prior written consent shall be prohibited. A sale, transfer, assignment, pledge, mortgage, or hypothecation of all or any part of any direct or indirect ownership interests in Borrowers and/or Guarantor, if any, including any bifurcation or division of Borrowers and/or Guarantor, if any, into separate entities, whether through a right available at law or otherwise, also will be considered a prohibited transfer. In the event of any violation of this provision, Lender may declare the Loan to be immediately due and payable together with accrued and unpaid interest and the applicable Reinvestment Charge.
2.2
One-Time Third-Party Transfer Right. Notwithstanding Section 2.1, provided no Event of Default has occurred and is continuing, Borrowers shall have a one-time right to transfer the Premises, in its entirety, to an unrelated entity, provided all of the following conditions have been satisfied:
(a)
The transfer shall be to a reputable and competent transferee who, together with any new guarantors proposed by Borrowers or required by Lender, Lender determines, in its sole judgment and discretion:
(1)
has experience in the business of owning commercial real estate of similar type, size and quality to the Premises and has a favorable reputation with respect to such business;
(2)
has experience or has retained a property management company with experience in the management of commercial real estate similar in type, size and quality to the Premises;
(3)
along with proposed new guarantor(s), has the necessary creditworthiness and will assume all of Borrower’s obligations under the Loan Documents including, without limitation, the Environmental Indemnity Agreement;
(4)
that neither Lender nor any entity or affiliate of Lender holds a direct or indirect ownership interest in such proposed transferee;
(5)
has never, and its affiliates have never, engaged in or threatened litigation with Lender;
(6)
has not, and its affiliates have not, (i) defaulted on a loan that resulted in a foreclosure or a deed in lieu thereof, (ii) otherwise been party to any loan agreement under which repayments of principal and/or interest were not made in accordance with and full adherence to the original terms of such contract, or (iii) been subject to any bankruptcy, reorganization or insolvency proceedings or been convicted of any criminal charges involving fraud or financial turpitude; and
(7)
has or, if it is a single purpose entity, its controlling entity has, a net worth of at least $500,000,000 (excluding the Premises) and liquid assets (cash and cash equivalents) after acquisition of the Premises of at least $10,000,000;
(b)
The proposed transferee and new or continuing guarantor(s) (acceptable to Lender) must (i) assume and agree to perform all obligations under the Loan Documents pursuant to an assumption agreement and all other agreements, acceptable to Lender, and (ii) make in writing to Lender, the representations and covenants set forth in the ERISA section of the Security Instrument or other ERISA representations and covenants acceptable to Lender;
(c)
Lender shall have received a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan at the time such request for transfer is approved by Lender;

(d)
Lender must determine in its sole discretion that the LTV at the time of such transfer is not greater than 60% based upon a then-current Appraisal;
(e)
the purchaser must acknowledge that future transfers and encumbrances will be subject to Lender’s approval, which may, at Lender’s sole discretion, be withheld or be conditioned upon payment of a fee and/or modification of the terms of the Loan Documents;
(f)
notice of such transfer together with such documentation regarding the transfer and the assuming person or entity as Lender shall request shall be given to Lender at least thirty (30) days prior to such transfer;
(g)
Borrowers shall pay all actual fees and expenses incurred by Lender in connection with reviewing and processing the proposed transfer, including, without limitation, all legal, recording and title insurance fees and expenses and the fees of any broker;
(h)
Borrowers, purchaser and any new or continuing guarantor(s) shall:
(1)
execute, deliver and record (when necessary) such amendments, supplements, corrections and replacements to the Loan documents as Lender may require,
(2)
deliver such searches and surveys as Lender may require, and
(3)
shall deliver such endorsements to Lender’s title insurance policy as Lender may require including a downdate endorsement to the title insurance policy insuring (A) the first lien position of the Security Instrument, subject to no liens or encumbrances other than those shown in the original title insurance policy and current taxes not yet due and payable, and (B) the fact that the transferee person or entity is the fee owner of the Property;
(i)
Lender must determine in its sole discretion that the Debt Service Coverage Ratio at the time of such transfer is not less than 1.50:1.0 (1.50x) based upon a then-current certified rent roll;
(j)
A Phase I dated to no later than 60 days prior to the date of transfer, is provided to Lender and is satisfactory to Lender at the time of transfer; and
(k)
Borrowers and the transferee shall have satisfied all other requirements as Lender shall reasonably require for providing its consent to such transfers.

The rights described in this Section 2.2 shall be available only with respect to a single transfer of the entire Premises by the original Borrowers and not with respect to subsequent transfers. A transfer in accordance with such one-time right is hereinafter referred to as a “One-Time Third Party Transfer.” In connection with any such One-Time Third Party Transfer, unless Lender agrees otherwise, Borrowers and any Guarantors shall remain liable for payment of all sums for which they are personally liable under the Loan Documents which accrue prior to the date of the assumption, but shall be released with respect to claims which accrue after the date of the One-Time Third Party Transfer, provided that Borrowers and Guarantors shall bear the burden of proving to a court of competent jurisdiction that the event in question arose after the date of the assumption.

2.3
Permitted Transfers. Notwithstanding Section 2.1, but subject to Section 2.4 hereof, ownership transfers of direct or indirect interests in Borrower (each, a “Permitted Transfer”) shall be permitted without the consent of Lender or the payment of any fee provided that after giving effect to any such transfer:
(a)
(i) Guarantor (or any entity Controlled by Sealy & Company, LLC or any wholly owned subsidiary thereof) continues to have Control over the Borrowers and (ii) Sealy & Company, LLC continues to hold an indirect interest in Borrowers;
(b)
if Guarantor does not continue to Control the Borrowers, a replacement for Guarantor Controls Borrowers, that is Controlled by Sealy & Company, LLC or controlled by a wholly owned subsidiary of Sealy & Company, LLC and subject to the reasonable approval of Lender and who Lender determines has the necessary creditworthiness and financial wherewithal to guaranty all of Borrowers’ personal obligations under the Loan Documents;
(c)
following any such transfer, Borrowers shall continue to be able to make the representations and warranties set forth in the Loan Documents, including, without limitation, those set forth in Section 8.1(i) of the Security Instrument; and
(d)
no such transfer shall cause a breach or violation of any other covenants set forth in the Loan Documents.

Additionally, no transfer of greater than 10% beneficial ownership in Borrowers will be permitted to a proposed transferee if Lender or any entity or affiliate of Lender holds a direct or indirect ownership interest in such proposed transferee; and provided further, that any such transferee and all persons and entities owning (directly or indirectly) an interest in such transferee have never (i) engaged in or threatened litigation with Lender, (ii) defaulted on a loan that resulted in a foreclosure or a deed in lieu therefor, (iii) been a party to any loan agreement under which repayments of principal and/or interest were not made in accordance with an full adherence to the original terms of such contract, or (iv) been subject to any bankruptcy, reorganization or insolvency proceedings or convicted of any criminal charges involving fraud or financial turpitude.

2.4
Additional Transfer Restrictions. Notwithstanding anything set forth in this Article 2 to the contrary, all transfers (including Permitted Transfers) shall be subject to the following:
(a)
If, in connection with a Permitted Transfer, none of the individuals listed in Section II of the Beneficial Ownership Certifications previously delivered to Lender in connection with the closing of the Loan then have significant responsibility to control, manage, or direct Borrowers, then Borrowers shall, promptly notify Lender and, promptly following the request therefor by Lender, provide Lender with the identity of a new individual with significant responsibility to control, manage, or direct Borrowers (a “New Responsible Individual”), including such information and documentation reasonably requested by Lender for the purpose of verifying that the New Responsible Individual is a Verified Customer. In no event will Borrowers be required to disclose more than one such individual at any given time, even if there are multiple individuals with significant responsibility to control, manage, or direct Borrowers (i.e., Lender must at any given time be provided with the name of one individual with significant responsibility to control, manage, or direct Borrowers, and Lender must be able to determine that such individual is someone with whom Lender can engage in a business relationship).
(b)
If the consummation of any transfer will result in any one individual person or entity directly and/or indirectly owning 25% or more in the aggregate of Borrower and/or otherwise controlling the activities of Borrower (“New Owner”), then such transfer will also be subject to the prior written verification by Lender that the New Owner is someone with whom Lender can engage in a business relationship in accordance with current laws and regulations (e.g. FinCEN CDD Rule; OFAC, CTR; and other AML requirements), and Lender’s compliance policies (a “Verified Customer”). Notwithstanding anything to the contrary in the foregoing, “New Owner” excludes any person or entity who owned, directly and/or indirectly, 25% or more in the aggregate of Borrower and/or controlled the activities of Borrower prior to the transfer. Within 10 business days of receipt from Borrower of such information as Lender may require (e.g., address, date of birth, social security number) to assist Lender in so verifying whether the New Owner is or is not a Verified Customer, Lender shall provide to Borrower written notice of its verification. The transfer will not be permitted if the New Owner is determined to not be a Verified Customer.
3.
LEASING GUIDELINES; PERMITTED LEASING ACTIONS.
3.1
Each Borrower will, at its own cost and expense, perform, comply with and discharge all of its material obligations under any Lease, use commercially reasonable efforts to enforce or secure the performance of each obligation and undertaking of the respective tenants under any Leases (as deemed necessary or appropriate in Borrower’s judgment in conformance with commercially reasonable, prudent and sound business practice) and will appear in and defend, at its own cost and expense, any action or proceeding arising out of or in any manner connected with any Borrower’s interests in any Lease. Borrowers will not borrow against, pledge or assign any rentals due under the Leases, nor consent to a subordination or assignment of the interest of the tenants under any Lease to any party other than Lender, nor anticipate the rents thereunder for more than one (1) month in advance. However, Borrower may, without Lender’s prior consent, (A) consent to assignment of a tenant’s interest under any Lease required by the terms thereof, applicable law, and/or reasonable or appropriate in Borrower’s judgment to be in conformance with commercially reasonable, prudent and sound business practice, and (B) agree to the terms of any commercially reasonable “landlord’s waiver” in favor of a tenant’s secured lender with respect to collateral pledged by the tenant and/or rights to cure defaults under a Lease or dispose of any collateral.

So long as no Event of Default has occurred and is continuing, and so long as such action is taken in the ordinary course of business in the exercise of good faith and sound business judgment, any Borrower may enter into a new Lease or amend, modify or terminate any Lease without the prior written consent of Lender, and further provided that (i) such proposed Lease or amendment or modification of an existing Lease (each, the “New Lease”) provides for rental rates and terms determined using sound business judgement; (ii) the Net Operating Income from the Premises is at least equal to 1.20:1.0 times the annual Debt Service Coverage Ratio on the Loan including the effects of any new or extended lease; if the Net Operating Income is less than 1.20:1.0 times the annual Debt Service Coverage Ratio on the Loan, then Borrowers shall submit all New Leases to Lender for its approval which shall not be unreasonably withheld; (iii) the New Lease is with an arm’s length tenant that is not an affiliate, director, manager, or employee of Borrower or Guarantor, has negotiated the Lease in good faith, and in Borrower’s reasonable judgment has the financial capacity and creditworthiness sufficient to perform its obligations under the New Lease; (iv) the New Lease does not have a materially adverse effect on the value of the Premises taken as a whole (i.e., the aggregate of all Sites); (v) the New Lease is subject and subordinate to the Security Instrument; (vi) the New Lease contains no purchase options or rights of first refusal to purchase all or any portion of the Site; (vii) the New Lease is not to a department, agency, or instrumentality of the federal government, a state government, or any political subdivision thereof, including but not limited to municipalities, counties, and other local government units; and (viii) the New Lease is not a Major Lease. “Major Lease” means a New Lease, or any number of New Leases, to a single tenant who occupies, or will occupy, with the execution of the New Lease, more than 200,000 net rentable square feet in the Premises, or whose Lease term is greater than eleven (11) years in duration (which duration shall include any tenant extension options).

3.2 If Lender approves a Lease and the Lease requires that an SNDA be granted to the tenant thereunder, then Lender shall grant SNDAs to those tenants whose approved Lease require such delivery; the form of which SNDA shall be Lender’s then standard form or if the form required by the terms of the applicable Lease approved by Lender requires a form other than Lender’s form, on a form otherwise acceptable to Lender.

3.3 Any Lease, amendment, or modification to a Lease that does not satisfy the requirements set forth in the preceding paragraphs shall require the prior written approval of Lender, provided such written approval will not be unreasonably withheld. Furthermore, with respect to Major Leases, each Borrower agrees that it will not accept a voluntary surrender of nor waive, excuse, condone or in any manner release or discharge the tenants of or from their obligations, covenants and agreements to be performed without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed; provided, however, Lender’s prior written consent shall not be required for Borrower’s acceptance of a settlement of common area maintenance reconciliations with a tenant under a Major Lease so long as such reconciliation is made in Borrower’s reasonable business judgment.

4.
Requests for Lender’s Consent or Approval. Borrowers will not execute any lease, encumbrance, or other agreement requiring Lender’s consent or approval pursuant to the Loan Documents prior to receiving Lender’s consent or approval therefor in writing. Any request for Lender’s consent or approval shall be made to Lender in writing and Borrowers shall furnish to Lender (i) such biographical and financial information about the proposed counterparty as Lender shall require in conjunction with its review, (ii) a final but unexecuted copy of the proposed form of lease, encumbrance, or other agreement in Microsoft Word format, (iii) a summary of the material terms of such proposed lease, encumbrance, or other agreement, (iv) if applicable, the tenant's intended use of the property, including a list of any hazardous substances to be used on the property, and (v) any other information reasonably requested by Lender. Lender shall have no obligation to provide a response (whether consent, approval, or denial) to the request unless and until all of the required information has been provided to Lender; provided however, that, with respect to Tenant’s request for Lender’s consent to a lease or encumbrance, in the event Lender receives all information required and does not provide a response, then seven (7) business days after Lender’s receipt of all such information, Borrowers may send a notice to Lender that refers to the applicable section of the Loan Documents and states in bold, all capital, letters that Lender’s failure to respond to the Borrowers’ request for consent may result in such request being deemed approved pursuant to Section 4 of the Loan Agreement. If Lender fails to respond within five (5) business days after the receipt of this notice, then Lender shall be deemed to have approved such lease or encumbrance, provided that no event of default is then continuing, and provided further that deemed approval shall not apply to any action that could reasonably be expected to adversely affect the priority, enforceability, or validity of the Security Instrument or Lender’s rights under the Loan Documents.
5.
PARTIAL RELEASE. Borrowers shall have the right, from time to time, to a partial release (a “Partial Release”) of any Site from the lien of the Security Instrument and the other Loan Documents, subject to the following conditions:
(a)
Borrowers give Lender at least forty-five (45) days’ prior written notice of the request for a Partial Release;
(b)
Borrowers shall pay all of Lender’s fees, costs, and expenses in connection with any such Partial Release, which may include a Five Thousand and No/100 Dollars ($5,000) processing fee and all of Lender’s actual outside legal counsel fees, and any title insurance charges;
(c)
On the date of Borrowers’ request and on the date of the scheduled Partial Release, no Event of Default shall have occurred and be continuing;
(d)
On the date of the Partial Release, Borrowers shall pay Lender a release payment (“Release Payment”) calculated as follows: Percentage of Loan Allocated to Site x One Hundred Ten Percent (110.0%) x The Then-Outstanding Principal Balance of the Note; plus the applicable Reinvestment Charge. The Release Payment shall be calculated once all the conditions for Partial Release have been completed to Lender’s satisfaction. The Release Payment (other than the Reinvestment Charge) shall be applied to reduce the principal balance of the Note. The percentage of the Loan allocated to each constituent Site (“Percentage of Loan Allocated to Site”) is as set forth below (and the parties acknowledge that the percentages set forth below are preliminary and Lender will make a final reasonable determination following a review of the Appraisals and subject to good faith consultation with Borrowers). The Allocated Loan Percentage for each Site is as follows:

Site	Percentage of Loan Allocated to Site

Gardner Ave Site	4%
Green Road Site	25%
Northpoint Site	12%
Pederson Road Site	22%
Commercial Drive Site	10%
12914 Stateline Site	11%
1660 Stateline Site	16%

(e)
In addition to the Release Payment, Borrowers shall pay to Lender any accrued and unpaid interest owing on the Loan through the date of the Release Payment. Promptly after the application of the Release Payment to the outstanding principal balance of the Loan, the parties shall enter into a modification of the Note prepared by Lender’s counsel at Borrowers’ expense to evidence the adjustment of the monthly installments due thereunder;
(f)
As a condition precedent to any such Partial Release, Lender must determine in its reasonable discretion that the ratio of the actual annual Net Operating Income derived from the remaining Sites to the Debt Service Coverage Ratio on the Loan, as determined by Lender using its customary procedures, shall be not less than 1.50:1.0 (1.50x);
(g)
If Borrowers so elect, Borrowers may prepay, with the applicable Reinvestment Charge, as much of the Loan as Lender determines is necessary to facilitate meeting any shortfall in the requirements of (f) above;
(h)
Borrowers shall have executed and delivered to Lender such documents as Lender or its counsel shall require, that among other things recalculates and amends the Percentage of Loan Allocated to Site in connection with a subsequent Partial Release, and reaffirms the obligations of Borrowers and Guarantor under the Loan;
(i)
All recording costs for the release documents shall be borne by Borrowers;
(j)
No Release Payment shall postpone the due date of any subsequent monthly payment due under the Note nor in any way postpone or otherwise affect the maturity date thereof; and
(k)
Borrowers’ right to obtain a Partial Release is personal to Borrowers (and any transferee permitted without Lender consent as provided in Section 2) and shall not be assignable or exercisable by any other party without Lender’s prior, written consent.

6.
SUBSTITUTION OF COLLATERAL. Borrowers shall have the right not more than two (2) times during the term of the Loan, to substitute other real estate consisting of one or more buildings, reasonably acceptable to Lender (“Substitute Site”) for any single Site (a “Released Site”) and to obtain the release thereof from the lien of the Loan Documents (such event, a “Substitution”), subject to the following terms and conditions:
(a)
On the date of Borrowers’ request for a Substitution and on the date of the scheduled Substitution, no Event of Default shall have occurred and be continuing under the Loan Documents;
(b)
Borrowers give Lender at least sixty (60) days’ prior written notice of its request for a Substitution, along with a Ten Thousand and No/100 Dollars ($10,000) Substitution fee for each Released Site, which fee is non-refundable regardless of whether the requested Substitution is consummated;
(c)
At the time of the consummation of the Substitution, Borrower must hold good and marketable fee simple title to the Substitute Site and any personal property located therein or used in connection therewith;
(d)
All Improvements on the Substitute Site shall (i) have been completed lien-free and paid for in full and (ii) have been constructed in good and workmanlike manner and in compliance, in all material respects, with all applicable governmental requirements as determined by Lender in its sole and absolute discretion;
(e)
The Substitute Site shall be an industrial warehousing building in a market and location acceptable to Lender, in its sole and absolute discretion, with Borrowers and Lender further acknowledging that: (A) Lender may, at such time of proposed Substitution, prefer the Substitute Site to be located in the Kansas City, MO-KS; the Houston-The Woodlands-Sugar Land, TX; the Indianapolis-Carmel-Anderson, IN; or the Memphis, TN-MS-AR Combined Statistical Area, Atlanta-Sandy Springs-Roswell, GA (each a “CBSA”) (such CBSA as defined by the Office of Management and Budget of the United States), (B) Borrower may, at such time of proposed Substitution, propose and prefer the Substitute Site be located in a metropolitan area outside of the foregoing CSA or CBSA (a “Non-CSA Substitution” or “Non-CBSA Substitution”), (C) notwithstanding the preceding (A) and (B), Lender will make a good faith effort to affect such Substitution, even in the event of a Non-CSA or Non-CBSA Substitution request, and (D) notwithstanding the preceding (A), (B), and (C), Lender cannot, at the time of the making of the Loan, represent, warrant, or guarantee that such Non-CSA or Non-CBSA Substitution request; or the proposed Substitute Site (even if such Substitute Site is in complete or substantial conformity with the conditions, provisions, and requirements of this section) can or will be duly granted or approved, and Lender’s approval of such Non-CSA or Non-CBSA Substitution will be given or withheld in Lender’s reasonable discretion;
(f)
In the event of Lender’s approval of a Substitution, an Appraisal shall be conducted on the proposed Substitute Site (and the value determined by such Appraisal will be referred to as the “Substitute Site Current Value”). Such Appraisal shall be addressed to Lender, dated no earlier than ninety (90) days prior to any such Substitution and the cost of such Appraisal(s) shall be borne by Borrower(s);
(g)
Lender must determine in its reasonable discretion that the Substitute Site Current Value is greater than or equal to the sum derived from the following equation: {The Outstanding Principal Balance Then Owing on the Loan x The “Percentage of Loan Allocated to Site” (as that term is defined in Section 5 above) for the Released Site} ÷ 0.55 (the “Substitution LTV Requirement”);
(h)
The Substitute Site shall be subject to Lender’s then-current third-party report requirements, which shall include (but are not limited to) an ALTA or TLTA title policy (or similar endorsement to the existing ALTA or TLTA title policy), Survey, Assessment, and Phase I (as those terms are hereinafter defined), including such endorsements as Lender shall then require. The costs of obtaining such reports to be borne by Borrower. Such reports shall be dated within ninety (90) days of the date of the execution of such Substitution. Additionally, Lender shall have the right to inspect the Substitute Site and approve thereof;
(i)
The Substitute Site must satisfy Lender’s then-standard underwriting criteria and all the requirements set forth in this Application; and without limiting the generality of the foregoing, Borrower shall provide and Lender shall have the right to review and approve the following for the Substitute Site, all of which shall be obtained at Borrower’s expense: (1) as-built plans and specifications of all improvements, if available; (2) certificates of occupancy, if available, and evidence of compliance with local zoning code; (3) a rent roll and copies of all leases; (4) estoppel certificates from tenants (Borrowers agreeing to use commercially reasonable efforts to obtain estoppel certificates from all tenants, with acceptable estoppel certificates being signed by such tenants as Lender deems reasonably necessary); (5) subordination, non-disturbance and attornment agreements from such tenants of the Substitute Site as Lender deems reasonably necessary; (6) insurance coverage consistent with the requirements of the Security Instrument; and (7) operating statements, budgets and other financial information as Lender may reasonably require;
(j)
The ratio of underwritten annual Net Operating Income following the consummation of the Substitution derived from the Substitute Site to a portion of the actual debt service on the Loan allocated based upon the Percentage of Loan Allocated to Site for the Site being removed, as determined by Lender using its customary procedures shall be not less than 1.50:1.0 (1.50x) (the “Substitution DSCR Requirement”);
(k)
Borrowers shall have the right to partially prepay, with the applicable Reinvestment Charge, as much of the Loan as Lender determines is necessary to satisfy the Substitution LTV Requirement and/or the Substitution DSCR Requirement;
(l)
Borrowers shall have executed and delivered to Lender such documents as Lender shall require in form and content reasonably acceptable to Lender spreading the lien of the Security Instrument and the Assignment to encumber the Substitute Site, reaffirming the obligations of Borrowers and Guarantor under the Loan and such other documents as may be required by Lender, including an environmental indemnity agreement and other documents relating to the Substitute Site, in each case, in a form substantially similar to those executed and delivered to Lender in connection with the Loan; and
(m)
In addition to the Substitution fee, Borrowers shall pay all reasonable out-of-pocket costs incurred by Lender in connection with any substitution, including without limitation, all reasonable legal fees, title charges and Appraisal fees, whether or not the Substitution is consummated.
(n)
Borrowers’ right to a Substitution is personal to Borrowers (and any transferee permitted without Lender consent as provided in Section 2) and shall not be assignable or exercisable by any other party without Lender’s prior, written consent.
7.
OPERATING STATEMENT AND RENT ROLL. Within one hundred twenty (120) days after the end of each calendar year during the term of the Loan, Borrowers will furnish to Lender:
(a)
annual financial statements of Borrowers, including a balance sheet and income statement, provided however, that Borrower may deliver a consolidated balance sheet of Guarantor’s one hundred percent parent;
(b)
annual financial statements of Guarantor, including balance sheets and income statements; provided, however, that Guarantor may deliver a consolidated balance sheet of Guarantor’s one hundred percent parent;
(c)
an annual operating statement for each Site for such year, which shall include at least gross income itemized as to source, operating expenses (itemized), depreciation charges, and net income before and after federal income taxes and such additional information as Lender may from time to time request; and
(d)
a rent roll for each Site prepared in detail reasonably satisfactory to Lender and certified by Borrowers as correct and complete.

Borrowers’ financial statements and operating statements shall be prepared and certified by Borrowers (or at Lender’s option during the occurrence and continuation of an Event of Default, a third-party certified public accountant reasonably acceptable to Lender), shall be reasonably satisfactory in form and content to Lender and shall be at the expense of Borrowers. Guarantor’s financial statements shall be personally certified by Guarantor (or at Lender’s option during the occurrence and continuation of an Event of Default, a third-party certified public accountant reasonably acceptable to Lender), shall be reasonably satisfactory in form and content to Lender and shall be prepared without expense to Lender. Borrowers covenant that they shall keep true and accurate records of the operation of the Premises. All of the above required statements shall be prepared in adequate detail and shall conform to generally accepted accounting principles consistently applied. If Borrowers fail to furnish any of the above statements, Lender may cause an audit to be made of the respective books and records at the sole cost and expense of Borrowers. Lender also shall have the right to examine at their place of safekeeping, all books, accounts and records relating to the operation of the Premises and make copies thereof or extracts therefrom and to discuss the affairs, finances or accounts with the principal(s) of Borrowers and Guarantor and their employees and independent accountants. Said examination shall be at Lender’s expense unless Borrowers’ statements are found to contain significant discrepancies, in which case the examination shall be at Borrowers’ expense.

8.
EVENTS OF DEFAULT.
8.1
Event of Default. The occurrence of any one or more of the following shall constitute an “Event of Default,”:
(a)
If Borrowers default in the performance of any of their obligations under this Agreement not expressly described in other subparts of this Section, and such default is not cured within thirty (30) days after written notice thereof from Lender; provided, however, that if such default is reasonably susceptible of cure, but cannot be cured within such thirty (30) day period, then so long as Borrowers commence a cure within such 30-day period and thereafter diligently prosecute such cure to completion, the cure period shall be extended for an additional ninety (90) days;
(b)
If any transfer is made in violation of Article 2 of this Agreement; or
(c)
If a default occurs under any of the other Loan Documents which continues beyond the applicable grace, notice and cure periods, if any, contained therein.
9.
REMEDIES.
9.1
Remedies Conferred Upon Lender. Upon the occurrence of any Event of Default, Lender shall have the right (but not the obligation) to pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that all such remedies shall be cumulative and that no such remedy shall be to the exclusion of any other:
(a)
declare the Note to be immediately due and payable; and
(b)
exercise or pursue any other right or remedy permitted under this Agreement or any of the Loan Documents or conferred upon or available to Lender at law or in equity or otherwise.
9.2
Non‑Waiver of Remedies. No waiver of any breach or default hereunder shall constitute or be construed as a waiver by Lender of any subsequent breach or default or of any breach or default of any other provision of this Agreement.
10.
GENERAL PROVISIONS.
10.1
Joint Bargaining; Fraudulent Transfer Laws. Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, among other things, their combined ability to bargain with other parties, including, without limitation, their ability to receive the Loan on the favorable terms granted by the Loan Documents, which would not have been available to any Borrower acting alone. Lender has advised Borrowers that it is unwilling to make the Loan unless each Borrower is a borrower under this Agreement and the Note. Each Borrower has determined that it is in its best interests to induce Lender to make the Loan because of the benefits that such Borrower shall receive from the Loan, the interest rate and the mode of borrowing available under the Loan Documents. Each Borrower has determined that it (together with the other Borrowers) has and, after giving effect to the transactions contemplated by this Agreement, will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment, that each Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its probable liability on its existing debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by the Borrowers under this Agreement is reasonably equivalent to the obligations undertaken pursuant hereto. If any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the grant of a security interest in the Premises by any Borrower to Lender, the effect of such grant shall be limited to a maximum aggregate amount equal to the largest amount that would not render such parties grant of a security interest in such collateral subject to avoidance as a fraudulent transfer or conveyance under the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all liabilities of such party, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws.
10.2
Captions. The captions and headings of various Articles and Sections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way, the scope or intent of the provisions hereof.
10.3
Merger. This Agreement, the Application/Commitment and the Loan Documents and instruments delivered in connection herewith, as may be amended from time to time in writing, constitute the entire agreement of the parties with respect to the Premises and the Loan, and all prior discussions and negotiations are merged herein. If there are any inconsistencies between the Application/Commitment and this Agreement or the Loan Documents, the terms of this Agreement and the other Loan Documents shall prevail.
10.4
Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be: (i) in writing, in capitalized, bold letters using a font size of at least 12 points; (ii) sent by reputable overnight courier or by United States registered or certified mail, postage prepaid, return receipt requested; and (iii) addressed to such party as set forth in the “Notice Address” in Section 1 hereof for such party or at such other address as the party to be served with notice may have furnished to the other party hereto in accordance with this Section. Notices shall be deemed effective upon receipt or rejection, as applicable; provided that service of a notice required by Tex. Property Code §51.002 shall be considered complete when the requirements of that statute are met.
10.5
Modification; Waiver. No modification, waiver, amendment, or discharge of this Agreement shall be valid unless the same is in writing and signed by both parties hereto.
10.6
Governing Law. This Agreement shall be governed by the Laws of the State of Texas.

10.7
Acquiescence Not to Constitute Waiver of Lender's Requirements. Lender may waive any Event of Default without waiving any other prior or subsequent Event of Default. Lender may remedy any Event of Default without waiving the Event of Default remedied. Neither failure by Lender to exercise, nor delay by Lender in exercising, nor discontinuance of the exercise of any right, power or remedy upon any Event of Default shall be construed as a waiver of such Event of Default or as a waiver of the right to exercise any such right, power or remedy (including the right to accelerate the maturity of the Loan or any part thereof) at a later date. No single or partial exercise by Lender of any right, power or remedy under any Loan Document shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy under any Loan Document may be exercised at any time and from time to time.
10.8
Disclaimer by Lender. This Agreement is made for the sole benefit of Borrower and Lender and no other person or entity shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Borrower is not and shall not be an agent of Lender for any purposes. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.
10.9
Time Is of the Essence. Time, wherever mentioned herein, is of the essence of this Agreement.
10.10
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
10.11
Jurisdiction and Venue. With respect to any suit, action or proceedings relating to this Agreement, the Premises, or any of the other Loan Documents (“Proceedings”) each party irrevocably (i) submits to the non‑exclusive jurisdiction of the state and federal courts located in the state where the Premises is located, and (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement shall preclude either party from bringing Proceedings in any other jurisdiction and the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.
10.12
Severability. If any provision in this Agreement is found by a court of competent jurisdiction to be illegal or unenforceable as written, the remainder of this Agreement shall be construed as if such illegal or unenforceable provision was not contained herein, and the remainder of this Agreement shall continue in full force and effect.
10.13
Partial Non-Recourse to Borrowers. Notwithstanding anything to the contrary contained in the Note or this Loan Agreement, the liability of the Borrowers for any monetary sums payable under, and for the performance of the other agreements, covenants and obligations contained in, the Note, this Loan Agreement and the other Loan Documents shall be limited as set forth in Sections 28 and 29 of the Note. Nothing contained herein shall be deemed to release any entity or person from their obligations under the terms of any separate Environmental Indemnity or Guaranty executed in connection with the Loan.
10.14
WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH; AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
10.15
Commercial Use. The Loan is not for personal, family, household, or agricultural purposes. All interest paid or agreed to be paid to Lender under the Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest herein for such full period shall not exceed the maximum amount permitted by applicable law.
10.16
Release and Indemnity. BORROWER ACKNOWLEDGES THAT EVERY RELEASE AND INDEMNITY PROVISION PROVIDED IN THIS AGREEMENT FOR THE BENEFIT OF LENDER WILL APPLY EVEN IF AND WHEN THE SUBJECT MATTER OF THE INDEMNITY OR RELEASE ARISES OUT OF OR RESULTS FROM THE NEGLIGENCE OR STRICT LIABILITY OF LENDER, BUT WILL NOT APPLY TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER (AS DETERMINED BY A FINAL UN-APPEALABLE DETERMINATION OF COURT).
10.17
Final Agreement. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, AND THE ENVIRONMENTAL INDEMNITY REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first set forth above.

BORROWERS:

SEALY GARDNER AVENUE, L.L.C.,

SEALY SOUTH GREEN ROAD, L.L.C.,

SEALY COMMERCIAL DRIVE II, L.L.C.,

SEALY PEDERSON ROAD, L.L.C.,

SEALY CROSSROADS L, L.L.C.,

SEALY STATELINE K, L.L.C., and

SEALY NORTHPOINT ONE, L.L.C.,

each a Georgia limited liability company

By: Sealy SIP IV Portfolio I Master Associates, L.L.C.,

a Georgia limited liability company, Managing

Member

By: /s/ Mark P. Sealy

Mark P. Sealy, Manager

[BORROWERS SIGNATURE PAGE TO LOAN AGREEMENT; LENDERS SIGNATURES CONTINUE ON NEXT PAGE.]

LENDER:

THRIVENT FINANCIAL FOR LUTHERANS, a

Wisconsin corporation

By: /s/ Matthew G. Karnas
Name: Matthew G. Karnas
Title: Associate Portfolio Manager

[LENDER SIGNATURE PAGE TO LOAN AGREEMENT]